Exhibit 2

FOR IMMEDIATE RELEASE

June 22, 2004

Contact Information:
Nissin Co., Ltd.
Hitoshi Higaki
Managing Director and General Manager,
Operations Control Div.
Tel: (TOKYO) +81-3-3348-2424
E-mail:Info-ir@nissin-f.co.jp

Notice of Organizational Changes and
Changes in Directors

Nissin Co., Ltd. (“the Company”) hereby informs you of the organizational and personnel changes below to be implemented as of July 1, 2004, pursuant to the resolution adopted by the Board of Directors at its meeting held on June 22, 2004.

1.  Organizational Changes

The following organizational changes shall be implemented with the aim of firmly strengthening corporate governance, reinforcing a sales system that emphasizes consultation with customers, and entering a new business area.

(1)	The Internal Control Department shall be newly established in order to increase managerial transparency, enhance compliance, and reinforce corporate governance for the Company.

(2)	The Business Audit Department shall acquire an auditing function to manage the Company’s consolidated group organization and be renamed as the Internal Audit Department.

(3)	The Sales & Marketing Division shall exercise control over the Central Office Sales Department, which formally belonged to the Sales Department, in order to reinforce the sales system that emphasizes consultation with customers in the Tokyo metropolitan area.

(4)	The Sales & Marketing Division shall exercise control over the Real Estate Finance Department, which formally belonged to the Sales Department, in order to enter a new business area mainly by providing financing to real-estate developers.

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2.  Changes in Directors

New Title	Name	Current Title
Managing Director & General Manager Operations Control Div. and		Managing Director & General Manager
Corporate Planning Dept.	Hitoshi Higaki	Operations Control Div.

Director & Deputy General Manager Sales & Marketing Control Div. General Manager		Director & General Manager
Business Development Dept.	Toshioki Otani	Business Development Dept.

Director & General Manager		Director & General Manager
Advice to Sales & Marketing Control Div.	Keishi Ishigaki	Finance Dept.

Director & General Manager		Director and General Manager
Finance Dept.	Akihiro Nojiri	Assistant to President

Director & Deputy General Manager Sales & Marketing Control Div.		Director & General Manager
General Manager		Real Estate Financial Dept.
Real Estate Financial Dept.	Yoshihiko Maki	Advice to Sales & Marketing Control Div.

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